Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-44332 and 333-57575) pertaining to the Retirement Savings Plan of International Rectifier Corporation of our report dated June 24, 2014 with respect to the financial statements and schedule of the International Rectifier Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Los Angeles, California
June 24, 2014